Exhibit 4.1

Spark Networks SE
	German security code (WKN):	[number]
Munich, Germany	ISIN:	[number]
	Sequential number:	[number]
Global Certificate

evidencing [up to] [number]

no-par value common shares

registered in the name of [name of custodian for entry as trustee], [registered office], Germany.

Share certificate numbers [number] up to [number]

The number of shares issued and shares evidenced by this global certificate is shown in the respectively valid securities account statement issued by Clearstream Banking AG, Frankfurt am Main, Germany, and which is an integral part of this certificate.

This global certificate is intended for collective safe custody at Clearstream Banking AG, Frankfurt am Main, Germany, exclusively.

This global certificate was issued with a bearer global coupon-sheet.

The shares evidenced by this global certificate are fully paid-in and carry dividend rights as from 29 March 2017.

Munich, [month] 2017

Spark Networks SE

Managing Directors

Spark Networks SE

Munich, Germany

bearer global coupon-sheet

to the global certificate

(sequential number [number])

evidencing [up to]

[number] registered no-par value common shares

share certificate numbers [number] up to [number]

The bearer of this global coupon-sheet to the global certificate (sequential number [number]) evidencing [up to] [number] registered no-par value common shares is entitled to exercise all ancillary rights attached to the shares evidenced by the aforementioned global certificate.

Munich, [month] 2017

Spark Networks SE

Managing Directors